[CARDINAL                                    NEWS RELEASE
     LOGO]
5555 GLENDON COURT
DUBLIN, OHIO  43016
(614) 717-5000

                                  FOR IMMEDIATE RELEASE
                                  TUESDAY, JULY 28, 1998

                                  FOR ADDITIONAL INFORMATION, CONTACT:

                                  Debra Dendahl Hadley
                                  Director, Investor Relations
                                  (614) 717-7481



                          CARDINAL HEALTH SHAREHOLDERS
                           APPROVE R.P. SCHERER MERGER


      DUBLIN, OHIO, JULY 28, 1998 - At a special meeting held earlier today, shareholders of Cardinal Health, Inc. (NYSE: CAH) overwhelmingly approved the company's pending merger with R.P. Scherer Corporation (NYSE: SHR). Scherer stockholders are scheduled to vote on the merger at a special meeting to be held on August 6, 1998.

      "Our relationship with R.P. Scherer has continued to develop very positively since the announcement of our merger agreement," commented Robert D. Walter. "We are extremely encouraged by the opportunities we see for our two companies to work together."

      Under the terms of the agreement, shareholders of Scherer will receive a fixed exchange of .95 shares of Cardinal Health common stock for each share of Scherer common stock upon satisfaction of certain conditions, including approval by Scherer stockholders.

      R.P. Scherer Corporation, an international developer and manufacturer of drug delivery systems, is the world's largest producer of soft gelatin capsules ("softgels"). The company is currently developing and commercializing a variety of advanced drug delivery systems. The company's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bioavailability and control the time and place of release. The company operates a global network of 19 facilities in 12 countries.


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Cardinal Health/Shareholder Approval
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      Cardinal Health, Inc., a Fortune 200 company based in Dublin, Ohio, is one of the country's leading healthcare service companies. Cardinal provides innovative, cost-effective pharmaceutical services that improve the medication use process to a broad base of customers nationwide. These services include pharmaceutical distribution, hospital pharmacy management, automated dispensing system manufacturing, pharmaceutical packaging, retail pharmacy franchising, and clinical information systems development. The common stock of Cardinal Health, Inc. is a component of the Standard & Poor's 500 Index.

      Some of the information included in this press release includes "forward-looking statements" which are subject to uncertainties which could cause actual results to differ materially from those projected or implied. The most significant of such uncertainties are described in Cardinal's Form 10-K, 10-Q, and 8-K Reports and exhibits to those Reports filed with the Securities and Exchange Commission.

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